PBF Energy Names Karen B. Davis as Interim Chief Financial Officer

PARSIPPANY, NJ – December 7, 2022 – PBF Energy Inc. (NYSE: PBF) today announced that Karen B. Davis will assume the role of Chief Financial Officer, on an interim basis, of PBF Energy Inc., effective January 1, 2023.

Ms. Davis previously served as Executive Vice President and Chief Financial Officer of Western Refining, Inc. and its affiliated entities, Western Refining Logistics LP and Northern Tier Energy, LP through May 2017. During her career, she has served in various chief financial officer and financial reporting officer positions with various public and private companies throughout the United States. Ms. Davis has served as an independent director of PBF Energy since January 1, 2020 and the Chairperson of the Audit Committee since October 1, 2020. From 2017 through 2019, she served as a director of PBF Logistics LP, where she was a member of the Audit and the Conflicts Committees.

Tom Nimbley, PBF Energy’s Chairman and CEO, said, “On behalf of the Board of Directors and management team, we are grateful that Karen is willing to assume the position of Chief Financial Officer of PBF Energy on an interim basis. Not only is she eminently qualified as a seasoned financial executive with refining industry experience as a Chief Financial Officer, her current experience as member of the PBF Board of Directors ensures a smooth transition.”

In connection with the assumption of the duties of Interim Chief Financial Officer, Ms. Davis will step down from the Board of Directors of PBF Energy Inc.

About PBF Energy
PBF Energy Inc. (NYSE: PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in California, Delaware, Louisiana, New Jersey and Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally responsible manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

Forward-looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” (as that term is defined under the federal securities laws). These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond PBF Energy’s control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in PBF Energy’s filings with the SEC. All forward-looking statements speak only as of the date hereof. PBF Energy do not undertake any obligation to revise or update any forward-looking statements except as may be required by applicable law.

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Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994

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